Exhibit 99.1

NewsRelease

TC PipeLines, LP Presents in New York City at Investor Day

OMAHA, Nebraska – November 17, 2009 – Mark Zimmerman, president of TC PipeLines GP, Inc., the general partner of TC PipeLines, LP (Nasdaq: TCLP) (The Partnership) will be presenting at TransCanada Corporation’s 2009 Investor Day in New York City on Thursday, November 19th and providing an overview of the Partnership’s business outlook.

A copy of the presentation will be archived and available via the Partnership’s Investor Centre at www.tcpipelineslp.com.

TC PipeLines, LP has interests in approximately 3,700 miles of federally regulated U.S. interstate natural gas pipelines, including Great Lakes Gas Transmission Limited Partnership (46.45 per cent ownership), Northern Border Pipeline Company (50 per cent ownership), North Baja Pipeline, LLC (100 per cent ownership) and Tuscarora Gas Transmission Company (100 per cent ownership). Great Lakes is a 2,115-mile pipeline serving markets in Minnesota, Wisconsin, Michigan and eastern Canada. The 1,249-mile Northern Border Pipeline transports natural gas from the Montana-Saskatchewan border to markets in the midwestern United States. North Baja is an 80-mile bi-directional natural gas pipeline that extends from southwestern Arizona to a point on the California/Mexico border and connects with a natural gas pipeline system in Mexico. Tuscarora is a 240-mile pipeline system that transports natural gas from Oregon, where it interconnects TransCanada’s Gas Transmission Northwest System, to markets in Oregon, Northern California, and Northwestern Nevada. TC PipeLines, LP is managed by its general partner, TC PipeLines GP, Inc., an indirect wholly owned subsidiary of TransCanada Corporation. TC PipeLines GP, Inc. also holds common units of TC PipeLines, LP. Common units of TC PipeLines, LP are quoted on the NASDAQ Stock Market and trade under the symbol “TCLP.” For more information about TC PipeLines, LP, visit the Partnership’s website at www.tcpipelineslp.com.

Media Inquiries:	Cecily Dobson/Terry Cunha	(403) 920-7859 (800) 608-7859
Unitholder and Analyst Inquiries:	Terry Hook	(877) 290-2772 investor_relations@tcpipelineslp.com